Exhibit 10.3

PARTICIPATION AGREEMENT
2008-2009 Drilling Package

This Participation Agreement (“Agreement”) is made and entered into effective as of the 1st day of August, 2008 (the "Effective Date"), by and between Newfield Exploration Company, a Delaware corporation (“Newfield”), whose address is 363 N. Sam Houston Parkway East, Suite 2020, Houston, Texas 77060 and Ridgewood Energy Corporation, a Delaware corporation (“Ridgewood”), whose address is 11700 Katy Freeway, Suite 280, Houston, Texas 77079.  Newfield and Ridgewood are also sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party”.

WITNESSETH:

WHEREAS, Newfield owns a 100% Record Title Interest (as such term is defined hereafter) in and to each of the following oil and gas leases (hereinafter individually referred to as a “Prospect Area” and collectively referred to as the “Contract Area”):

Oil and Gas Lease bearing Serial No. [REDACTED], dated effective August 1, 2008, granted by the United States of America, as Lessor, in favor of Newfield Exploration Company, as Lessee, covering all of [REDACTED], containing approximately 5000 acres (“REDACTED Lease”);

Oil and Gas Lease bearing Serial No. [REDACTED], dated effective August 1, 2008, granted by the United States of America, as Lessor, in favor of Newfield Exploration Company, as Lessee, covering all of [REDACTED, containing approximately 4999.17 acres (“REDACTED Lease”); and

Oil and Gas Lease bearing Serial No. [REDACTED], dated effective August 1, 2008, granted by the United States of America, as Lessor, in favor of Newfield Exploration Company, as Lessee, covering all of [REDACTED], containing approximately 5000.00 acres (“REDACTED Lease”);

WHEREAS, Ridgewood would like to participate in the drilling of a Test Well (as such term is defined hereafter) on each Prospect Area;

WHEREAS, Ridgewood agrees to pay a disproportionate share of the drilling costs and expenses associated with each Test Well in order to earn a Record Title Interest in each Prospect Area, pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the manner in which the costs and expenses of drilling, producing and operating each Test Well and any subsequent wells, as well as the ownership of the production from the Contract Area shall be shared.

NOW, THEREFORE, in consideration of the mutual benefits and advantages accruing hereunder, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1 – Interest of the Parties

The costs and expenses associated with the exploration and development of the Contract Area (including all wells, platforms, pipelines, facilities and equipment associated directly with the specified operations herein) and all oil and gas produced from wells drilled pursuant to the terms hereof, shall be borne and owned, subject to the terms and conditions set out in this Agreement, and unless otherwise agreed, by the Parties in accordance with the following percentage Record Title Interests:

Party	Record Title Interests

Newfield	66.66667% *
Ridgewood	33.33333% *

*Subject to an obligation by Ridgewood to pay a disproportionate share of the costs and expenses of each Test Well, as further described in Article 3 of this Agreement.

The term “Record Title Interests” as used in this Agreement shall mean the right to drill for, produce, remove, own, and dispose of oil, gas and/or condensate that may be found on and produced from a Prospect Area.

Article 2 - Operating Agreement

2.1           Newfield shall be designated as the Operator of each Prospect Area, and all operations conducted on a Prospect Area shall be performed in accordance with and shall be subject to the terms and provisions of this Agreement and the Operating Agreement attached hereto as Exhibit “A” (“Operating Agreement”).  Upon Ridgewood earning an Assignment (as such term is defined hereafter), the Parties shall execute an Operating Agreement, using the form attached hereto as Exhibit “A”, to govern operations on such Prospect Area.  It is the intent of the Parties that there shall be a separate Operating Agreement for each Prospect Area.

2.2           Notwithstanding anything herein to the contrary, the non-consent penalties set forth in the Operating Agreement shall not be applicable to drilling operations on the Test Well for a Prospect Area, or Substitute Well therefore, prior to the Parties reaching Casing Point (as such term is defined hereafter) in such well.

Article 3 - Test Well

3.1           On or before March 31, 2009 or a date mutually agreed to by the parties and subject to Force Majeure (as such term is defined hereafter), Newfield will commence, or cause to be commenced, drilling operations on (a) [REDACTED (“Redacted Test Well”), (b) [REDACTED (“Redacted Test Well”), and (c) [REDACTED] (“Redacted Test Well”) (the Redacted Test Well, the Redacted Test Well, and the Redacted Test Well are sometimes individually referred to as the “Test Well”) or collectively referred to as the “Test Wells”).  Each Test Well shall be drilled to the total depth listed in the Authority for Expenditure (“AFE”) for such Test Well, or a depth sufficient to test the stratigraphic equivalent of the formation listed in AFE for such Test Well, whichever is lesser (“Objective Depth”).

3.2(a)      Newfield shall furnish to Ridgewood an AFE for the drilling and evaluation costs (“Dry Hole Cost”) of a Test Well at least 30 days prior to the commencement of actual drilling operations for such Test Well.  The AFE for each Test Well is estimated to be as follows:

$19,400,000.00 for the Redacted Test Well; and,
$9,400,000.00 for the Redacted Test Well; and,
$14,700,000.00 for the Redacted Test Well.

   (b)         As additional consideration for the opportunity to earn a Record Title Interest in a Prospect Area, Ridgewood will pay a disproportionate share of the AFE Dry Hole Cost for each Test Well.  Ridgewood shall pay a 44.443% share of the Dry Hole Cost and expenses shown on an AFE for a Test Well, or a Substitute Well therefore, until (i) the cumulative costs and expenses for such Test Well, or a Substitute Well therefore, exceeds 110% of the AFE Dry Hole Cost for such Test Well, or (ii) upon such Test Well reaching Casing Point, whichever occurs first.  Thereafter, Ridgewood will pay a 33.333% share of the subsequent costs and expenses of such Test Well, and all subsequent operations on the Prospect Area, subject to the non-consent rights set out in the Operating Agreement.

   (c)         If the AFE for a Test Well is greater than the amount listed above in Section 3.2 (a) (“Revised AFE”), then Ridgewood will have thirty (30) days after receipt of the Revised AFE to elect to participate in the drilling of such Test Well under the Revised AFE.  If Ridgewood fails to timely provide written notice to Newfield of its election to participate, then Ridgewood shall be deemed to have elected to participate in the Revised AFE.  If Ridgewood participates in the drilling of a Test Well under the Revised AFE, then Ridgewood shall pay a 44.443% share of the costs and expenses of such Revised AFE until (i) the cumulative costs and expenses for such Test Well, or a Substitute Well therefore, exceeds 110% of the Revised AFE for such Test Well, or (ii) upon such Test Well reaching Casing Point, whichever occurs first.  Thereafter, Ridgewood will pay a 33.333% share of the costs and expenses for such Test Well, and all subsequent operations on the Prospect Area, subject to the non-consent rights set out in the Operating Agreement.  Should Ridgewood elect not to participate in a Revised AFE, then Ridgewood shall be deemed to have relinquished all of its Record Title Interest earning rights in the associated Prospect Area.

3.3           In the event Ridgewood participates in the drilling of a Test Well, Ridgewood shall pay Newfield, within ten (10) business days prior to the commencement of actual drilling operations on such Test Well, Ridgewood’s proportionate share of sunk land and G&G costs for such Prospect Area, as set out below (“Sunk Costs”):

$783,992.00 for Redacted Lease; and,
$1,214,988.00 for Redacted Lease; and,
$1,780,982.00 for Redacted Lease.

3.4           For the purposes of this Agreement, the term “Casing Point” is defined as that point in time when a Test Well, or Substitute Well therefore, has been drilled to its Objective Depth, and all open-hole logs and all appropriate tests have been performed and delivered to the Parties, and a recommendation is made to (i) set casing and complete the well, (ii) plug and abandon the well, or (iii) conduct other operations as provided within the priority of operations outlined within the Operating Agreement.

3.5           If a Test Well is either, (i) unable to reach its Objective Depth due to encountering domal material, heaving shale, saltwater, salt or other impenetrable substance, or suffers any adverse condition (mechanical, structural, stratigraphic or otherwise) in drilling said well, which substance or condition cannot be overcome at a reasonable cost by means considered customary or ordinary in the industry; or, (ii) plugged and abandoned as a dry hole, then Newfield shall have the option, but not the obligation, to propose a substitute well to be drilled to the Objective Depth of such Test Well (“Substitute Well”).  Ridgewood shall have the option, but not the obligation, to participate in such Substitute Well; however, if Ridgewood elects not to participate in such Substitute Well, it shall relinquish all of its right, title and interest in the associated Prospect Area and reassign to Newfield all of its Record Title Interest in such Prospect Area under the terms of this Agreement.  If actual drilling operations are commenced on the Substitute Well within one hundred twenty (120) days from the date of rig release from the Test Well, then such Substitute Well shall be considered the Test Well for the Prospect Area for purposes of this Agreement.

3.6           Newfield shall have the right to require Ridgewood to pay in advance its share of the costs and expenses of an AFE, or Revised AFE, pursuant to the terms and conditions of the Operating Agreement.

3.7           In its sole discretion, Newfield shall elect whether to issue an AFE and/or propose the drilling of a Test Well on a Prospect Area.   If Newfield elects not to issue an AFE and/or drill a Test Well on a Prospect Area, then Ridgewood’s only remedy shall be the return of any Sunk Costs paid by Ridgewood to Newfield for such Prospect Area.

Article 4 - Assignment

4.1           Within ten (10) business days after Newfield’s receipt from Ridgewood of the Sunk Costs for a Prospect Area, Newfield shall deliver to Ridgewood an assignment of an undivided 33.33333% Record Title Interest in such Prospect Area, using the form of assignment attached hereto as Exhibit “B” (“Assignment”).  The Record Title Interest conveyed to Ridgewood will be subject to its proportionate share of the lessor’s royalty and its proportionate share of an overriding royalty interest equal to 2% of 6/6 to be reserved in favor of Newfield in the Assignment.  The Record Title Interest conveyed to Ridgewood shall otherwise be free and clear of any other overriding royalty interests, production payments, or other burdens on production, subject to a special limited warranty of title.

4.2           In the event that Ridgewood does not participate in the drilling of a Test Well, or Substitute Well therefore, Ridgewood shall immediately reassign to Newfield, on a form of assignment acceptable to Newfield, all of its right, title and interest, including all of its Record Title Interest, in the Prospect Area for such Test Well.  Such reassignment shall be made free and clear of all overriding royalty interests, production payments, burdens, liens, and other encumbrances.

Article 5 - Ownership of Production

Production from each well drilled on a Prospect Area will be owned pursuant to the terms of this Agreement and the Operating Agreement for such Prospect Area.

Article 6 - Insurance

In connection with any drilling and/or production operations on a Prospect Area, the Operator shall carry the type and amount of insurance required by the Operating Agreement for such Prospect Area.  No other insurance shall be required of the Operator hereunder.

Article 7 - Confidentiality

Except for required disclosures, including but not limited to disclosures to governmental agencies and/or stock exchanges, or as otherwise provided in the Operating Agreement, no Party shall release any geological, geophysical, or reservoir information or any logs or other information pertaining to the progress, tests, or results of any well drilled pursuant to this Agreement, without the prior approval of the other Party.

Article 8 - Conflicts

In the event of any conflict between the terms and conditions as set forth herein and the terms and conditions set forth in the Operating Agreement, the terms and condition set forth herein shall control.

Article 9 – Force Majeure

In the event Newfield is rendered unable, wholly or impart, by a Force Majeure event (as hereinafter defined) to carry out its obligations under this Agreement, Newfield shall give Ridgewood prompt written notice of the Force Majeure with reasonably full particulars concerning it; thereupon the obligations of Newfield; and insofar as they are affected by the Force Majeure, shall be suspended during the continuance of such Force Majeure.  The term “Force Majeure” as here employed, shall include, but not necessarily be limited to, an act of God, strike, lockout or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, the inability or unavoidable delay in obtaining lessor's approval for any drillsite locations on a Prospect Area, governmental permits or authorizations for drilling or other operations to be conducted hereunder, any other governmental action, governmental delay, restraint or in action, or the unavailability of equipment and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of Newfield.

Article 10 - Notices

All notices, requests or demands to be given under this Agreement shall be in writing and shall be deemed to have been given (i) three (3) business days after being sent by registered mail or certified mail, postage prepaid, or (ii) on the day sent, if hand delivered or sent by facsimile, with receipt confirmed and verbal confirmation, in each case addressed as follows or to such other address as may have been furnished in writing to the other Parties hereto in accordance herewith:

If to Newfield:		If to Ridgewood:
Newfield Exploration Company		Ridgewood Energy Corporation
363 N. Sam Houston Pkwy. E., Suite 2020		11700 Katy Freeway , Suite 280
Houston, Texas 77060		Houston, Texas 77079
Attention: Ms. Christina Linscomb		Attn: Mr. W. Greg Tabor
Office Phone:	(281) 847-6074	Office Phone:	(281) 293-8449
Fax Number:	(281) 405-4207	Fax Number:	(281) 293-7705

Article 11 - Topical Headings

Topical headings appearing at the top of each numbered article have been inserted for convenience only and are to be given no force or affect whatsoever in the interpretation of this Agreement.

Article 12 - Successors and Assigns

The rights and obligations of Ridgewood under this Agreement are not assignable, in whole or in part, without the prior written consent of Newfield, which such consent shall not be unreasonably withheld.  This Agreement shall be binding upon each Party and their successors and assigns. Any assignment by a Party of any lands affected by this Agreement shall be made expressly subject to this Agreement, and the assignee shall expressly agree to assume and comply with, the terms and provisions of this Agreement and the applicable Operating Agreement.

Article 13 - Miscellaneous

13.1         This Agreement is not intended to create, and shall not be construed to create a relationship of partnership.  Notwithstanding any provision herein, the rights and liabilities of the Parties hereunder shall be several and not joint or collective.

13.2         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

13.3         Ridgewood understands that Newfield makes no express warranty and disclaims all implied warranties and all statutory warranties as to (i) the accuracy or completeness of the data furnished by Newfield as to the Contract Area, (ii) the presence of hydrocarbons in the Contract Area, or (iii) the results which might be expected from any exploration, development, production, and/or hydrocarbon marketing activities contemplated in a Contract Area.  Nothing contained in the technical information provided by Newfield shall be relied upon as a promise or representation of warranty, whether as to the past or the future value of the Contract Area.  Neither Newfield, nor its agents, representatives, officers, directors or shareholders shall have any liability to Ridgewood or any affiliate or associate of Ridgewood arising from the use by any person of such technical information.

13.4         This Agreement and the exhibits attached hereto constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments, or understandings between the Parties, and there are no other representations or other agreements between the Parties, except as expressly set forth herein.  No amendment shall be binding unless in writing and signed by representatives of each Party.

13.5         The Parties agree to execute any additional instruments, agreements or documents that are necessary to effectuate the intentions of this Agreement.

Article 14 - Termination

This Agreement shall terminate as to each Prospect Area upon (i) the mutual agreement of the Parties; (ii) failure to commence actual drilling operations on a Test Well for such Prospect Area within the time period specified in this Agreement; (iii) failure to commence the drilling of a Substitute Well for such Prospect Area within the time period specified in this Agreement; or (iv) the bankruptcy or insolvency of Ridgewood.

Article 15 - Counterpart Execution

This Agreement may be executed by signing the original or a counterpart thereof.  If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all the Parties had signed the same instrument.  However, this Agreement shall not be effective as to any Party, until it has been executed by all Parties.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date hereinabove first written.

NEWFIELD EXPLORATION COMPANY

By:	/s/ W.M. Blumenshine
W.M. Blumenshine
Vice President - Land

RIDGEWOOD ENERGY CORPORATION

By:	/s/ W. Greg Tabor
W. Greg Tabor
Executive Vice President